EXHIBIT 3.1
CERTIFICATE OF
LIMITED PARTNERSHIP
OF
QUICKSILVER GAS SERVICES LP
     This Certificate of Limited Partnership of Quicksilver Gas Services LP (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.
     1. The name of the Partnership is: Quicksilver Gas Services LP.
     2. The address of the Registered Office of the Partnership in Delaware is 1209 Orange Street, Wilmington, DE 19801. The Partnership’s Registered Agent at that address is The Corporation Trust Company.
     3. The name and business address of the General Partner is:
Quicksilver Gas Services GP LLC
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
     In Witness Whereof, the undersigned, constituting the General Partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 30th day of January, 2007.

QUICKSILVER GAS SERVICES GP LLC
By:	/s/ John C. Cirone
John C. Cirone
Senior Vice President, General Counsel & Secretary